Exhibit 23.2




           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------



The Board of Directors
Willow Grove Bancorp, Inc.:

We consent to the use of our report dated July 23, 2004, with respect to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 Annual Report on Form 10-K of Willow Grove Bancorp, Inc. incorporated herein by reference.


                                     /s/ KPMG LLP


Philadelphia, Pennsylvania
September 7, 2005